Exhibit 99.1

IMMEDIATE	Contact:	Jeff Cole
419-887-3535
jeff.cole@dana.com

Dana Completes Two Agreements for Growth in Emerging Markets

Company Increases Equity Stake in China- and India-Based Operations

MAUMEE, Ohio, July 5, 2011 – Dana Holding Corporation (NYSE: DAN) announced today that it has completed two transactions that will enhance its position for further growth in the emerging markets of China and India.

Dana has increased its stake in Dongfeng Dana Axle Co., Ltd. (DDAC), a China-based commercial-vehicle axle joint venture, to 50 percent. Dana has also acquired the commercial-vehicle axle business of Axles India Ltd. (AIL).

Dana has acquired from Donfeng Motor Co., Ltd (DFL) an additional 46 percent equity in DDAC to achieve equal ownership. Dana paid $124 million to DFL; a sales incentive agreement could effectively increase Dana’s consideration by as much as $20 million if specified profitability targets are achieved. DDAC achieved 2010 sales of nearly $1 billion, supported by the strong performance of both the truck and bus markets and in particular of its main customer, Dongfeng Motor Co., Ltd.

“We are encouraged by the continued strong performance of the truck and bus markets in China, and of our partner Dongfeng, and look forward to the strengthened relationship,” said Dana President and CEO Roger J. Wood. “This is another important step in our ongoing drive to seek out opportunity in the Chinese market and expand globally.”

Headquartered in Xiangyang, Hubei Province, DDAC is the primary supplier of truck axles to Dongfeng Motor Co., Ltd. DDAC, originally formed in 2005, currently offers a complete range of truck axles in the Chinese market, including drive, steer, tandem, and hub-reduction axles for light-, medium-, and heavy-duty trucks, as well as buses.

With Dana’s increased equity in the joint venture, DDAC will become its largest overseas axle manufacturing base.

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Dana’s manufacturing experience in China stretches back to 1991. In addition to DDAC, Dana manufactures off-highway axles, driveshafts, and transmissions; commercial vehicle driveshafts; light-duty axles and driveshafts; and thermal products in the country.

In May, Dana broke ground on a technical center in Wuxi, Jiangsu, China. This facility will provide advanced product and applications engineering through research, design, development, and testing of driveline, sealing, and thermal products, including electric vehicle battery coolers. The center is expected to be fully operational by the end of 2011.

In India, Dana has acquired the drive head manufacturing and final assembly operations of the commercial-vehicle axle business of AIL. (The axle drive head includes the pinion, ring gear, differential lock, bearings, lube pump, and yoke inside the axle housing.) Dana has also assumed responsibility for the marketing, sales, and engineering of these medium- and heavy-duty axles.

Key customers of this business are Ashok Leyland and Mahindra & Mahindra. Dana’s investment of $13 million in this transaction is expected to generate approximately $50 million in annual revenue. AIL, a joint venture between Dana and two India-based companies, will continue to manufacture axle housings for Dana and other customers.

“This transaction further extends our capabilities and operations in another rapidly growing market,” Wood said. “Dana’s recognized manufacturing and engineering leadership will be a key advantage in growing both of these businesses.”

Dana’s manufacturing presence in India dates to 1965 and today includes the manufacture of axles and driveshafts for the automotive, commercial vehicle, and off-highway vehicle markets. In addition, Dana is able to produce sealing products in this region.

About Dana Holding Corporation

Dana is a world leader in the supply of driveline products (axles and driveshafts), power technologies (sealing and thermal-management products), and genuine service parts for light and heavy manufacturers. The company’s customer base includes virtually every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets. Based in Maumee, Ohio, the company employs approximately 22,500 people in 26 countries and reported 2010 sales of $6.1 billion. For more information, please visit www.dana.com.

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